Baron Global Financial Canada Ltd.
Suite 1980, 1075 W. Georgia Street,
Vancouver, BC
V6E 3C9

June 13, 2014

Helius Medical Technologies, Inc.
12 Penns Trail
Newtown PA 18940

Attention:     Philippe Deschamps

Dear Sir:

Re:     Engagement of Baron Global Financial Canada Ltd. ("Baron" or the "Advisor")

Further to our conversations and meetings, we wish to express our interest to be engaged as corporate advisor to Helius Medical Technologies, Inc. (the "Company"), in connection with corporate advisory services. We understand that the Company wishes to engage Baron to assist in the management, filings and compliance of the Company.

All references to dollar amounts in this agreement (the "Engagement Agreement") are expressed in Canadian Dollars, unless otherwise specified.

CORPORATE ADVISORY SERVICES

The Company shall retain the Advisor on a 12-month term to be the exclusive corporate advisor of the Company beginning July 1, 2014. The Company will be responsible for the direction and actual management of the Company. The Advisor shall provide the following corporate advisory services (the "Advisory Services") to the Company:

(a)     Advising of corporate governance principles and policies.

(b)     Advising of issues in compliance with the standards and policies of applicable stock exchange and regulators.

(c)     Advising of continuous disclosure requirements including:

i.     Interim and annual financial disclosure;

ii.     SEDAR filings;

iii.     Dissemination of News releases;

iv.     Monthly progress reports;

v.     Quarterly listing statement; and

vi.     Annual updated listing statement.

(d)     Compilation of financial statements including:

i.     Compilation of interim and annual financial statements;

ii.     Drafting of Management Discussion & Analysis;

(e)     Liaison and coordination with the Company's legal counsel and auditor including:

i.     Interfacing with transfer agent, counsel and auditor on year-end filings and Annual General Meetings;

ii.     Interfacing with counsel on the compliance and continuous disclosure issues; and

iii.      Interfacing with auditor to complete the quarter-end review and year-end audit.

(f)     Assisting in and advising of corporate finance related matters, such as:

i.     Maintaining an options/warrants continuity schedule of the Company;

ii.     Processing option/warrant exercises and liaising with legal counsel and transfer agent;

iii.     Non-brokered private placement; and

iv.     Drafting and reviewing of corporate documents.

(g)     Baron will make available to the Company the services of its employee, Amanda Tseng ("Tseng") or such other individual as may be acceptable to the Company acting reasonably, to serve the Company as its Chief Financial Officer.

COMPENSATION

For the Advisory Services to be provided to the Company by the Advisor, the Company shall pay to the Advisor a monthly cash advisory fee of $12,500 (the "Cash Fee") plus applicable tax, payable upon receiving invoice from the Advisor.

The Advisor and the Company mutually acknowledge that, upon further discussion between the Advisor and the Company, the Company may grant stock options (the "Advisor Options") to the Advisor in compliance with its stock option plan. The Company may also consider granting stock options to the Advisor's employees, associated or affiliated parties, who will perform the duties as the Company's CFO and/or directors, and such additional stock options are not considered part of the Advisor's Options as herein defined.

EXPENSES

The Company shall be responsible for all reasonable out-of-pocket expenses related to the Advisory Services, whether or not this Engagement is completed and therefore this obligation shall survive the termination of this Engagement Agreement, including all fees and disbursements of the Advisor's legal counsel, printing costs, filing fees, and the Advisor's out-of-pocket expenses. The Company shall also pay any applicable taxes on the foregoing amounts.

The Advisor shall, from time to time, send an invoice to the Company representing any fees and expenses incurred, including those of the Advisor's legal counsel. The Advisor shall seek approval from the Company prior to incurring any one expense item that exceeds $1,000.

REPRESENTATIONS, ETC. OF THE COMPANY

The Company represents, warrants and covenants as follows:

1.     It is duly incorporated, validly exists, is in good standing under the laws of Wyoming, United States, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business.

2.     It has duly obtained all corporate authorizations for the execution of this Engagement Agreement and for the performance of this Engagement Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound.

3.     This Engagement Agreement has been duly executed and delivered by it and constitutes a valid, binding and enforceable agreement against it.

4.     No proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

5.     There is not now pending against the Company nor to the knowledge of the Company is there threatened against it, any litigation or proceedings by or in any Court, tribunal or governmental agency, the outcome of which if adversely determined would materially adversely affect the business or continued operations of the Company.

REPRESENTATIONS, ETC. OF THE ADVISOR

The Advisor represents, warrants and covenants as follows:

1.     It is duly incorporated, validly exists, is in good standing under the laws of British Columbia, Canada, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business.

2.     It has duly obtained all corporate authorizations for the execution of this Engagement Agreement and for the performance of this Engagement Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound.

3.     This Engagement Agreement has been duly executed and delivered by it and constitutes a valid, binding and enforceable agreement against it.

4.     No proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

5.     There is not now pending against the Advisor nor to the knowledge of the Advisor is there threatened against it, any litigation or proceedings by or in any Court, tribunal or governmental agency, the outcome of which if adversely determined would materially adversely affect the business or continued operations of the Advisor.

TERMINATION

The Advisor may terminate this Engagement Agreement without any reason by providing sixty (60) days written notice to the Company of the termination hereof.

The Company may terminate this Engagement Agreement without any reason by providing sixty (60) days written notice to the Advisor of the termination hereof.

If this Engagement Agreement is terminated for any reason, the Advisor shall be entitled to receive, and the Company shall pay all fees and reimbursable expenses up to the date of termination.

OTHERS

The Company recognizes and confirms that the Advisor in acting pursuant to this Engagement Agreement will be using information, reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that the Advisor does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to the Advisor by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

The Company will, on a timely basis, make available or cause to be made available to the Advisor or provide the Advisor with access to all such information, data, documents, advice and opinions respecting the Company as the Advisor may reasonably deem necessary for it to perform its engagement hereunder, and will provide or cause to be provided access to management, auditors and such other professional advisors of the Company as the Advisor considers necessary or desirable, acting reasonably in order to perform its engagement hereunder and certificates as to matters of a factual nature as may be required by the Advisor from time to time. The Advisor shall not distribute to the public or file with any regulator any information or documents that has not first being approved by the Company.

This Engagement Agreement:

(a)     shall be governed by and construed solely in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein;

(b)     incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto;

(c)     may not be amended or modified except in writing executed by the Company and the Advisor;

(d)     shall be binding upon and inure to the benefit of the Company, the Advisor and their respective successors and assigns; and

(e)     may not be assigned by either party without the prior written approval of the other party.

The parties agree to execute and deliver any other documents as may be considered necessary or desirable in order to give effect to the foregoing. This Engagement Agreement may be executed in one or more counterparts, each of which so signed, whether in original or facsimile form, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

We would like to thank you for giving us an opportunity to present you herewith a financial advisory proposal and look forward to working with you on this project.

Yours truly,

BARON GLOBAL FINANCIAL CANADA LTD.

/s/ Herrick Lau_____________
Name:   Herrick Lau
Title:     Managing Director

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Acknowledged and agreed on the date first above mentioned.

HELIUS MEDICAL TECHNOLOGIES, INC.

/s/ Philippe Deschamps____
Name:   Philippe Deschamps
Title:     Chief Executive Officer